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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS


    We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 28, 1997 (except for Note 13, as to which
the date is           , 1997), in the Registration Statement (Form S-1 No.
333-22043) and related Prospectus of BCP/Essex Holdings Inc. for the registration of 8,625,000 shares of its common stock.



    We have audited the consolidated financial statements of BCP/Essex Holdings Inc. as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 and have issued our report thereon dated January
28, 1997 (except Note 13, as to which the date is          , 1997). Our audits
also included the financial statement schedules listed in Item 16(b) of this Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.


    In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                          Ernst & Young LLP

Indianapolis, Indiana

    The foregoing consent is in the form that will be signed upon the completion of recapitalization described in Note 13 to the consolidated financial statements.

                                          /s/ Ernst & Young LLP


Indianapolis, Indiana
March 26, 1997